                                                                  Exhibit (a)(1)

                               VIRATA CORPORATION

                     OFFER TO EXCHANGE OUTSTANDING OPTIONS
            TO PURCHASE SHARES OF COMMON STOCK OF VIRATA CORPORATION
              HAVING AN EXERCISE PRICE PER SHARE OF $18.50 OR MORE
                                      AND
             A VESTING SCHEDULE THAT IS NOT BASED ON OR SUBJECT TO
                        REVENUE-BASED PERFORMANCE GOALS
                                FOR NEW OPTIONS

                               ----------------

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
               AT 12:00 MIDNIGHT, PACIFIC TIME ON MARCH 7, 2001,
                     UNLESS THE OFFER IS EXTENDED BY VIRATA

                               ----------------

   Virata Corporation, which we refer to as "we," "the company" or "Virata," is offering employees the opportunity to exchange certain outstanding stock options to purchase shares of our common stock granted under the Virata Corporation 1999 Stock Incentive Plan (the "1999 Incentive Plan") and the Excess Bandwidth 1998 Equity Incentive Plan (the "Excess Bandwidth Plan," and with the 1999 Incentive Plan, the "option plans") that have an exercise price per share of $18.50 or more and a vesting schedule that is not based on or subject to revenue-based performance goals, for new options we will grant under the option plans. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange by us. We will grant the new options on the first business day which is at least six months and one day following the date we cancel the options accepted by us for exchange. You may only tender options for all or none of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. In addition, if you tender any or your options for exchange, you will be required to also tender all options granted to you during the six months immediately prior to the date we accept tendered options for exchange. In other words, if you choose to tender any option grant for exchange, you must also tender all option grants received after September 4, 2000. If you attempt to tender some of your options but do not include all of the options granted to you after September 4, 2000, your entire tender will be rejected.

   This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in section 6 of this offer to exchange.

   If you tender options for exchange as described in the offer, we will grant you new options under the 1999 Incentive Plan or the Excess Bandwidth Plan, as the case may be, and a new option agreement between us and you. The exercise price of the new options will be equal to 85% of the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options, unlike the options you tender for exchange (which generally vest 25% on the first anniversary of the date of grant and 1/48 per month thereafter until fully vested), will vest 25% on the date of grant and monthly thereafter in equal installments over the next thirty-month period until fully vested.

   ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

   Shares of our common stock are quoted on the Nasdaq National Market under the symbol "VRTA." On February 5, 2001, the last reported sale price of the common stock on the Nasdaq National Market was

$13.50 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

   You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Virata Corporation, Attention: Steven Moore, 2933 Bunker Hill Lane, Suite 201, Santa Clara, California 95054 (telephone: (408) 566-1000, facsimile: (408) 980-8250 and e-mail: smoore@virata.com).

                               ----------------

                                   IMPORTANT

   If you wish to tender your options for exchange, you must complete and sign the attached letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at Virata Corporation, Attention: Steven Moore, 2933 Bunker Hill Lane, Suite 201, Santa Clara, California 95054. Delivery by e-mail will not be accepted.

   We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               ----------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET.......................................................    4
 .

INTRODUCTION.............................................................    9


THE OFFER................................................................   10
 1.Number of Options; Expiration Date....................................   10
 2.Purpose of the Offer..................................................   10
 3.Procedures for Tendering Options......................................   11
 4.Withdrawal Rights.....................................................   12
 5.Acceptance of Options for Exchange and Issuance of New Options........   13
 6.Conditions of the Offer...............................................   13
 7.Price Range of Common Stock Underlying the Options....................   15
 8.Source and Amount of Consideration; Terms of New Options..............   15
 9.Information Concerning Virata Corporation.............................   18
 10Interests of Directors and Officers; Transactions and Arrangements
  Concerning the Options.................................................   19
 11.Status of Options Acquired by Us in the Offer; Accounting
  Consequences of the Offer..............................................   19
 12.Legal Matters; Regulatory Approvals..................................   20
 13.Material U.S. Federal Income Tax Consequences........................   20
 14.Certain Tax Consequences for U.K. Based Employees....................   22
 15.Extension of Offer; Termination; Amendment...........................   22
 16.Fees and Expenses....................................................   22
 17.Additional Information...............................................   23
 18.Forward looking statements; Miscellaneous............................   24


SCHEDULE A--Information Concerning the Directors and Executive Officers
 of Virata Corporation...................................................  A-1

                               SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

   We are offering to exchange all stock options having an exercise price per share of $18.50 or more and a vesting schedule that is not based on or subject to "revenue-based" performance goals which are outstanding under our 1999 Incentive Plan and the Excess Bandwidth Plan or any lesser number of options that option holders properly tender in the offer, for new options under the option plans. (Section 1).

WHY ARE WE MAKING THE OFFER?

   Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will (1) have an exercise price equal to 85% of the fair market value of our common stock on the grant date, and (2) vest 25% on the date of grant and in equal monthly installments thereafter over the next thirty-month period, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. (Section 2).

WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

   "Repricing" existing options would result in variable accounting for such options, which may require us for financial reporting purposes to record additional compensation expense each quarter until such repriced options are exercised, cancelled or expired.

WHAT ARE THE CONDITIONS TO THE OFFER?

   The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our common stock or other acquisition proposal or a change in your employment status with us. These and various other conditions are more fully described in Section 6.

ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

   To receive a grant of new options pursuant to the offer and under the terms of the option plans, you must be an employee of Virata or one of its subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options until the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. IF YOU ARE NOT AN EMPLOYEE OF VIRATA CORPORATION OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. (Section 5).

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

   We will grant you new options to purchase the number of shares of our common stock which is equal to the number of shares of common stock subject to the options you tender.

WHAT WILL THE TERMS OF MY NEW OPTIONS BE?

   If the options that we accept and cancel were granted under our 1999 Incentive Plan, the new options will also be granted under our 1999 Incentive Plan. If you are a non-U.K. based employee, the terms of the new options will be subject to the terms and conditions of the 1999 Incentive Plan and a new option agreement between you and us, which will be substantially in the form of exhibit (d)(2) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on February 7, 2001. This form is generally the same form as the option agreement or agreements for your current options. (Section 8).

   If you are a U.K. based employee, the terms of the new options will be subject to the terms and conditions of the 1999 Incentive Plan and a new option agreement between you and us, which will be substantially in the form of exhibit (d)(3) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on February 7, 2001. This form is generally the same form as the option agreement or agreements for your current options, except with respect to the transfer of the National Insurance Charge. (Sections 8 and 14).

   If the options that we accept and cancel were granted under our the Excess Bandwidth Plan, the new options will also be granted under the Excess Bandwidth Plan. The terms of the new options will be subject to the terms and conditions of the Excess Bandwidth Plan and a new option agreement between you and us, which will be substantially in the form of exhibit (d)(5) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on February 7, 2001. This form is based on our standard employee option agreement. (Section 8).

IF I CHOOSE TO TENDER OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY OPTIONS?

   You must tender a full option grant. We are not accepting partial tenders of an individual option grant. For example, if you hold an option to purchase 3,000 shares of common stock at an exercise price of $35.00 per share, you must either tender all or none of such options; you cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have multiple option grants, you may choose to tender one or more but not all of your grants. In addition, you will be required to tender all option grants that you received during the six months immediately prior to the date we accept options for exchange. In other words, if you choose to tender any option grant for exchange, you must also tender all option grants received after September 4, 2000. If you attempt to tender some of your options but do not include all of the options granted to you after September 4, 2000, your entire tender will be rejected. (Section 1).

WHEN WILL I RECEIVE MY NEW OPTIONS?

   We will grant the new options on the first business day that is at least six months and one day (184 days) after the date that we cancel the options accepted for exchange. For example, if we cancel the tendered options accepted for exchange on March 8, 2001, the business day following the scheduled expiration date, the grant date of the new options will be on September 7, 2001. HOWEVER, IF YOU ARE NOT AN EMPLOYEE OF VIRATA CORPORATION OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. (Section
5).

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

   If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options tendered for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. (Section 5).

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

   We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least 184 days from the expiration of this offer. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer. (Section 5).

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

   The exercise price of the new options will be equal to 85% the last reported sale price of our common stock on the Nasdaq National Market on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL TENDERED OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (Section
8).

WHEN WILL THE NEW OPTIONS VEST?

   The new options, unlike the outstanding options (which generally vest 25% on the first anniversary of the grant date and 1/48th monthly thereafter), will vest over a thirty-month period under the terms of the option plans and a new option agreement as follows:

  . 25% of the shares subject to the new options will vest immediately upon the grant date; and

  . the remainder of the shares subject to the new options will vest in equal monthly installments over the next thirty-months.

   The vesting schedule of the new options will not begin until the grant date of those options. Therefore, even if the options you tender are fully or partially vested, the new options you receive will be subject to the new thirty-month vesting period described above.

DOES THE COMMENCEMENT OF A NEW VESTING PERIOD UNDER THE NEW OPTIONS MEAN THAT I WOULD HAVE TO WAIT A LONGER PERIOD BEFORE I CAN PURCHASE COMMON STOCK UNDER MY OPTIONS?

   You will lose the benefits of any vesting under options you tender in the offer. However, as described above, 25% of the new options we grant will be immediately vested on the date of grant and the remainder of the options will vest in equal monthly installments thereafter over a thirty-month period. The thirty-month vesting schedule of the new options will not begin until the grant date of those options.

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

   If you exchange your current options for new options, we believe that you will not be required under current law to recognize income for U.S. Federal, U.K. or Israel income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. Federal, U.K. or Israel income tax purposes. However, we recommend that you consult with your own tax advisor to determine the tax consequences of this offer. If you are an employee based outside of the United States, the U.K. or Israel, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work. (Sections 13 and 14).

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

   No. Even if your current options are incentive stock options, your new options will not qualify as incentive stock options. For options to qualify as incentive stock options, the exercise price of the options must equal the fair market value of our common stock on the date of grant. Because the exercise price of the new options will be equal to 85% the last reported sale price of our common stock on the Nasdaq National Market on the date we grant the new options, the new options will not qualify as incentive stock options.
(Section 13).

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

   Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule. However, if you tender any options for exchange, you will be required to also tender all option grants that you received during the six months immediately prior to the date we cancel options accepted for exchange. If you do not tender these options, your entire tender will be rejected.

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

   The offer expires on March 7, 2001, at 12:00 midnight, Pacific time, unless we extend it.

   Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the new options will also be extended. (Section 15).

WHAT DO I NEED TO DO TO TENDER MY OPTIONS?

   If you decide to tender your options, you must deliver, before 12:00 midnight, Pacific time, on March 7, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Virata Corporation, Attention: Steven Moore, 2933 Bunker Hill Lane, Suite 201, Santa Clara, California 95054, (facsimile: (408) 980-8250). We will only accept a paper copy or a facsimile copy of your executed letter of transmittal. Delivery by e-mail will not be accepted.

   If the offer is extended by us beyond March 7, 2001, you must deliver these documents before the extended expiration of the offer.

   We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (Section 5).

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

   You may withdraw your tendered options at any time before 12:00 midnight, Pacific time, on March 7, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options.

   Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Section 4).

WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

   Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options.

   Our directors and executive officers are not eligible to participate in the offer. (Section 10).

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

   For additional information or assistance, you should contact:

    Virata Corporation
    Attention: Steven Moore
    2933 Bunker Hill Lane, Suite 201
    Santa Clara, California 95054
    telephone: (408) 566-1000
    facsimile: (408) 980-8250
    e-mail: smoore@virata.com

                                  INTRODUCTION

   Virata Corporation is offering to exchange all outstanding options to purchase shares of our common stock granted under the Virata Corporation 1999 Stock Incentive Plan (the "1999 Incentive Plan") and the Excess Bandwidth 1998 Equity Incentive Plan (the "Excess Bandwidth Plan", and with the 1999 Incentive Plan, the "option plans") that have an exercise price per share of $18.50 or more and a vesting schedule that is not based on or subject to revenue-based performance goals, for new options that we will grant under option plans. Our non-employee directors and executive officers are not eligible to participate in the offer. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange by us. We will grant the new options on the first business day which is at least six months and one day following the date we cancel the options accepted for exchange by us. You may tender options for all of the shares of common stock subject to your options. If you tender options for exchange, we will grant you new options under the option plans and a new option agreement between us and you. This offer is not conditioned upon a minimum number of options being tendered. However, you may only tender options for all or none of the shares of common stock subject to an individual grant. In addition, if you tender an option grant for exchange, you will be required to also tender for exchange all option grants that you received during the six months immediately prior to the date we accept tendered options for exchange. In other words, if you choose to tender any option grant for exchange, you must also tender all option grants received after September 4, 2000. If you attempt to tender some of your options but do not include all of the options granted to you after September 4, 2000, your entire tender will be rejected. In addition, this offer is subject to conditions which we describe in Section 6 of this offer to exchange.

   If you tender options for exchange, we will grant you new options under the option plans and a new option agreement between us and you. The exercise price of the new options will be equal to 85% of the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options will have a different vesting period than the options you tender. The new options will vest over a thirty-month period, with 25% of the options vesting on the date of the grant of the new options and the remaining options vesting in equal monthly installments over the next thirty months.

   As of February 2, 2001 options to purchase 10,706,326 shares of our common stock were issued and outstanding under the option plans. Of these options, options to purchase 5,239,593 shares of our common stock had an exercise price per share of $18.50 or more and did not have a vesting schedule that was based on or subject to revenue-based performance goals. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 49% of the total shares of common stock issuable upon exercise of all options outstanding under the option plans as of February 2, 2001.

   All options accepted by us pursuant to this offer will be canceled.

                                   THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

   Upon the terms and subject to the conditions of the offer, we are offering to exchange new options to purchase common stock under the option plans in return for all eligible outstanding options under the option plans that are properly tendered and not validly withdrawn in accordance with section 4 before the "expiration date," as defined below. Eligible outstanding options are all options that have an exercise price per share of $18.50 or more and a vesting schedule that is not based on or subject to revenue-based performance goals. We will not accept partial tenders of options for any portion of the shares subject to your options. Therefore, you may only tender options for all or none of the shares of common stock subject to a particular option grant. In addition, if you tender an option grant for exchange, you will be required to also tender all option grants that you received during the six months immediately prior to the date we cancel tendered options accepted for exchange.

   If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. All new options granted in exchange for options granted under the 1999 Incentive Plan will be subject to the terms of the 1999 Incentive Plan and to a new option agreement between us and you. All new options granted in exchange for options granted under the Excess Bandwidth Plan will be subject to the terms of the Excess Bandwidth Plan and to a new option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF VIRATA CORPORATION OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. This means that if you die or quit or we terminate your employment prior to the date we grant the new options for any reason, you will not receive anything for the options that you tendered and we canceled.

   The term "expiration date" means 12:00 midnight, Pacific time, on March 7, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

   For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific time.

2. PURPOSE OF THE OFFER.

   We issued or assumed the options outstanding under the option plans for the following purposes:

  . to provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate our employees and creating a stronger incentive for our employees to expend maximum effort for our growth and success; and

  . to encourage our employees to continue their employment by us.

   Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the 85% of the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

   Except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     (a)an material corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b)any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c)any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d)any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     (e)any other material change in our corporate structure or business;

     (f)our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g)our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h)the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i)the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

     (j)any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person; provided that we are currently exploring the possibility of adopting a shareholder rights plan.

   Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. Note that the new options may have a higher exercise price than some or all of your current options. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors.

   You must make your own decision whether to tender your options for exchange.

3. PROCEDURES FOR TENDERING OPTIONS.

 Proper Tender of Options.

   To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We will only accept a properly executed paper copy or a facsimile copy of your letter of transmittal and any other required documents. We will not accept delivery by e-mail. We must receive all of the required documents at 2933 Bunker Hill Lane, Suite 201, Santa Clara, CA 95054, Attention: Steven Moore (facsimile: (408) 980-
8250), before the expiration date. Your new options will be granted on a date at least six months and one day after the date that we cancel the tendered options accepted for exchange.

   THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT

YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. YOUR OPTIONS WILL NOT BE CONSIDERED TENDERED UNTIL WE RECEIVE THEM. WE WILL NOT ACCEPT DELIVERY BY E-MAIL.

 Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

   We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options which are not validly withdrawn. We may also waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

 Our Acceptance Constitutes an Agreement.

   Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

   Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4. WITHDRAWAL RIGHTS.

   You may only withdraw your tendered options in accordance with the provisions of this section 4.

   You may withdraw your tendered options at any time before the expiration date. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Pacific time, on April 4, 2001, you may withdraw your tendered options at any time after April 4, 2001.

   To validly withdraw tendered options, you must deliver to us at the address set forth in Section 3 to exchange a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

   You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

   Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

   Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If we cancel options accepted for exchange on March 8, 2001, you will be granted new options on September 7, 2001, which is the first business day that is at least six months and one day (184 days) following the date we intend to cancel options accepted for exchange. If the offer is extended, then the grant date of the new options will also be extended.

   We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least 184 days from the expiration of this offer. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer.

   Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof you tender, subject to adjustments for any stock splits, stock dividends and similar events.

   PLEASE NOTE, HOWEVER, THAT IF YOU ARE NOT AN EMPLOYEE OF VIRATA CORPORATION OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. Certain employee leaves of absence that are approved by us in advance will not be deemed to constitute non-employment.

   For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6. CONDITIONS OF THE OFFER.

   We will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after February 7, 2001 and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered for exchange:

     (a) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Virata Corporation or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

     (b) any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

       (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

       (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

       (3) materially impair the benefits that we believe we will receive from the offer; or

       (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of ITC/or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

     (c) any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

     (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or

     (e) any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or may materially impair the benefits that we believe we will receive from the offer.

   The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

   Our common stock is quoted on the Nasdaq National Market under the symbol "VRTA" The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the Nasdaq National Market. All share prices have been retroactively adjusted to reflect the two-for-one split of our common stock effected in May, 2000.

                                                                  High    Low
                                                                 ------- ------
   Fiscal year ended April 2, 2000
     Third Quarter (beginning November 17, 1999)................ $ 20.50 $11.69
     Fourth Quarter.............................................  111.00  13.50
   Fiscal year ending April 1, 2001
     First Quarter..............................................   72.25  28.56
     Second Quarter.............................................   85.56  46.00
     Third Quarter..............................................   71.00   6.81
     Fourth Quarter (through February 5, 2001)..................   16.88   9.13

   As of February 5, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $13.50 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

 Consideration.

   We will issue new options to purchase common stock under the applicable option plan (the same option plan under which the eligible options were granted) in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, we expect to grant new options to purchase a total of 5,239,593 shares of our common stock. Our executive officers and directors are not eligible to participate in the offer.

 Terms of New Options.

   The new options will be issued under the applicable option plan (the same option plan under which the eligible options were granted) and a new option agreement between us and each option holder who has tendered options in the offer. The new option agreements will be substantially the same as the form option agreements attached as exhibits (d)(2), (d)(3) and (d)(5) to the Tender Offer Statement on Schedule TO that we filed with the SEC on February 7, 2001, as the case may be. Except with respect to the exercise price, manner of exercise, the date the vesting begins, the vesting period, transfer of National Insurance Charge (for U.K. employees) and certain other terms specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange.

   The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

   The following description of the option plans and the new option agreements is only a summary, and may not be complete. For complete information please refer to the copies of the option plans and the new option agreements that have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. You may also contact us at Virata Corporation, Attention: Steven Moore, 2933 Bunker Hill Lane,

Suite 201, Santa Clara, CA 95054, (telephone: (408) 566-1000, facsimile: (408) 980-8250 and e-mail: smoore@virata.com) to request copies of the option plans or the forms of the new option agreements, which will be provided at our expense.

   The following description summarizes the material terms of the option plans and the options granted under the option plans.

   General Information. The 1999 Incentive Plan provides the maximum number of shares issuable pursuant to all awards currently may not exceed 13,600,000 shares, plus an automatic increase on the first day of our fiscal year 2002 equal to the lesser of (i) 2,000,000 shares of our common stock, (ii) 5% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (iii) an amount unanimously determined by our board of directors. The maximum number of shares subject to options that may be awarded to one person in any twelve month period under the 1999 Incentive Plan is 4,000,000. The compensation committee of our board of directors, on our behalf, is authorized under the 1999 Incentive Plan to enter into any type of arrangement with a participant that is not inconsistent with the provisions of the 1999 Incentive Plan. The entering into of any such arrangement is referred as a "grant" of an "award."

   The Excess Bandwidth Plan provides that the total number of shares reserved and available for grant under the plan is currently 105,996. The compensation committee of our board of directors may grant options to employees (including officers and directors who are also employees) of the company or of a parent or subsidiary of the company. Each option granted under the plan is evidenced by an award agreement in such form and contain such provisions as the committee may from time to time approve, and which will comply with and be subject to the terms and conditions of the plan. The entering into of any such arrangement is referred as a "grant" of an "award."

   The option plans permit the granting of options intended to qualify as incentive options under the Internal Revenue Code and the granting of options that do not qualify as incentive options. The new options will not qualify as incentive options.

   Administration. The option plans are administered by the compensation committee of our board of directors consisting of two or more directors; provided that awards shall be approved by the board, the members of which are made up of certain non-employee directors of, and selected by, the board. Subject to the provisions of the 1999 Incentive Plan, the committee is authorized and empowered to do all things necessary or desirable in connection with the administration of the 1999 Incentive Plan, including, without limitation: (i) adopting, amending and rescinding rules and regulations relating to the 1999 Incentive Plan; (ii) determining which persons are eligible to participate and to which of such participants, if any, awards will be granted; (iii) granting awards to participants and determining the terms and conditions thereof, including the number of shares of our common stock issuable pursuant thereto; (iv) accelerating the exercisability of an award or extending the period during which an owner of an award may exercise his or her rights under such award (but not beyond the termination date of the 1999 Incentive
Plan); (v) determining whether and the extent to which adjustments are required pursuant to Section 7 of the 1999 Incentive Plan; and (vi) interpreting and construing the 1999 Incentive Plan and the terms and conditions of any award granted under the 1999 Incentive Plan.

   Subject to the general purposes, terms and conditions of the Excess Bandwidth Plan, and to the direction of the board, the committee has full power to implement and carry out the plan. Without limitation, the committee has the authority to: (i) construe and interpret the plan, any award and any other agreement or document executed pursuant to the plan; (ii) prescribe, amend and rescind rules and regulations relating to the plan; (iii) select persons to receive awards; (iv) determine the form and terms of awards; (v) determine the number of shares or other consideration subject to awards; (vi) determine whether awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other awards under this plan or awards under any other incentive or compensation plan of the company or any parent or subsidiary of the company; (vii) grant waivers of plan or award conditions;
(viii) determine the vesting, exercisability an payment of awards; (ix) correct any defect, supply any omission, or reconcile any inconsistency in the plan, any award, any award agreement, any exercise agreement or any restricted stock purchase agreement; (x) determine whether an awards has been earned; and (xi) make all other determinations necessary or advisable for the administration of the plan.

   Exercise and Termination of Awards. The terms and conditions applicable to the exercise of awards and the events or occurrences which may trigger the acceleration, termination or forfeiture of the new options under the option plans are set forth in the applicable option agreements entered into between us and the respective participant.

   Term. The term of each option under the option plans will be fixed by the compensation committee and may not exceed ten years from the date of grant. The new options to be granted pursuant to the offer will generally have a term of seven years from the date of grant.

   No awards may be made under the 1999 Incentive Plan after November 17, 2009. Although shares of the common stock may be issued after November 17, 2009 pursuant to awards made on or prior to that date, no shares of our common stock will be issued under the 1999 Incentive Plan after November 17, 2019. No awards may be made under the Excess Bandwidth Plan after the date 10 years from the date of adoption of the Excess Bandwidth Plan.

   Exercise Price. The exercise price of the new options to be granted pursuant to the offer will be equal to 85% of the last reported sale price of our common stock on the Nasdaq National Market on the date of grant.

   Vesting and Exercise. The compensation committee has the authority to determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the compensation committee. The new options granted pursuant to the offer will vest 25% immediately on the date of grant with the remainder vesting monthly thereafter in equal installments over a thirty-month period.

   Payment of Exercise Price. Exercise of new options under the option plans may be made, in whole or in part, by delivery of a written notice to us on any business day at our principal office addressed to the attention of the compensation committee, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price. Payment of the option exercise price for the new options under the option plans must be made by delivery of cash or a certified check payable to us.

   Amendment and Termination of the Option Plans. Our board may amend or terminate the option plans at any time and in any manner, subject to certain restrictions.

   No Stockholder Rights and Employment Rights. A participant shall have no stockholder rights with respect to the shares of our common stock subject to his or her outstanding awards until such shares are purchased in accordance with the provisions of the applicable option plan. Nothing in either of the option plans confers upon the participant any right to continue in our employ.

   Registration of Option Shares. All shares of common stock issuable upon exercise of options under the option plans, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

   Tax Consequences. You should refer to Sections 13 and 14 for a discussion of the U.S. Federal income tax and U.K. tax consequences of accepting or rejecting the new options under this offer to exchange. In addition, if you are a U.K.- based employee, as a condition of the offer, the new option agreement between you and us will provide that you will accept liablitiy for and to pay any applicable National Insurance Contributions when you excercise the new options. See Section 14. Whether you are an employee based inside or outside of the United States or the U.K., we recommend that you consult with your own tax advisor to determine the tax consequences of this transaction under the laws of the country in which you live and work.

9. INFORMATION CONCERNING VIRATA CORPORATION.

   We provide communications processors combined with integrated software modules to manufacturers of equipment utilizing digital subscriber line, or DSL, and fixed broadband wireless technologies. These "integrated software on silicon" product solutions enable our customers to develop a diverse range of DSL and wireless equipment, including modems, gateways, routers, wireless receivers and wireless base stations targeted at the voice and high-speed data network access, or broadband local loop market. We believe our systems expertise, products and support services enable DSL equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and enhancement.

   Significant growth in demand for broadband access is being driven by consumers and businesses who find current dial-up Internet access too slow and services based on existing high-speed technologies too expensive. By contrast, DSL technologies enable service providers to offer a wide range of affordable broadband services using the existing copper wire telephone line infrastructure, while fixed wireless extends broadband service to markets which DSL does not serve economically, including geographically remote markets.

   To meet the demands of these rapidly growing markets, equipment manufacturers encounter a number of challenges, including evolving technical standards, an expanding range of feature expectations and shorter product life-cycles. In response to these challenges, equipment manufacturers are increasingly relying upon third party specialists to supply key technology components, including semiconductors and software. However, combining these individual elements can be a complex, costly and time-consuming task.

   Our integrated products replace numerous software elements and semiconductors that would otherwise have to be obtained from multiple vendors and then integrated and tested. Our products meet applicable DSL and networking standards and are based on a flexible design that:

  . simplifies the addition of features;

  . can be used with a range of third party physical layer transceivers, which are the other primary semiconductor components required for communications equipment; delivers the required functionality and performance at a compelling price; and

  . is compliant with relevant industry standards.

   By adopting our solutions, our customers enjoy numerous benefits including:

  . faster time-to-market;

  . reduced product cost;

  . the opportunity to focus their engineering resources on product differentiation and improvement;

  . the ability to design multiple products using different subsets of our modular software; and

  . the ability to re-use software extensions they develop on future generations of their products.

   Our objective is to be the leading supplier of communications processors and integrated software to manufacturers of voice and high-speed data network access equipment. We intend to achieve this objective by:

  . initially focusing on DSL markets;

  . licensing our software to all our customers;

  . leveraging our flexible semiconductor and software designs to introduce an expanding range of communications processors and software modules; and

  . delivering market-leading features and functionality, such as voice over DSL and network quality of service solutions; and pursuing strategic acquisitions.

   We outsource the manufacturing of our semiconductors, which allows us to focus our resources on the design, development and marketing of our products. As of December 31, 2000, we had licensed our software to over 150 companies. These customers have developed, or are developing, 329 designs of which more than 50 are currently shipping. Additionally, we have shipped more than five million units of our Helium semiconductor product as of the date of this offer to exchange.

   Our predecessor company, Virata Limited, was formed in 1993 as Advanced Telecommunications Modules Limited, a corporation organized in the United Kingdom, as a spin-out from the Olivetti Research Laboratories (now AT&T Laboratories). In August 1999, Virata Corporation was created and incorporated in Delaware and, immediately prior to its initial public offering in November of 1999, Virata Corporation became the holding company of Virata Limited.

   Our commercial, financial and operational headquarters are located in Santa Clara, California. Research and development facilities and/or sales offices are located in Cambridge, England, Raleigh, North Carolina, Santa Barbara, California, Kfar Saba, Israel, Marlborough, Massachusetts, Taipei, Taiwan and several other locations around the world. The address of our principal executive office is 2933 Bunker Hill Lane, Suite 201, Santa Clara, California 95054, where the telephone number is (408) 566-1000. Our Internet address on the worldwide web is http://www.virata.com. Information contained on our website does not constitute a part of this offer to exchange.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

   A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of February 2, 2000, our thirteen executive officers and directors as a group beneficially owned options outstanding under the 1999 Incentive Plan to purchase a total of 2,034,354 shares of our common stock, which represented approximately 20% of the shares subject to all options outstanding under the plan as of that date. Each of these options has an exercise price per share less than $18.50 or a vesting schedule that is based on or subject to revenue-based performance goals. In addition, none of our executive officers or directors own options under the Excess Bandwidth Plan. Accordingly, our directors and executive officers are not eligible to participate in the offer.

   On January 29, 2001, Bandel Carano, one of our board members, sold 58,186 shares of our common stock in open market transactions at a price of $15.76 per share.

   On January 29, 2001, Thomas Cooper, our Senior Vice President--Corporate Development, exercised an option to purchase 20,000 shares of our common stock at an exercise price of $0.27 per share and sold 20,000 shares of common stock in open market transactions at a price of $15.75 per share.

   On January 31, 2001, Mr. Cooper exercised an option to purchase 6,716 shares of our common stock at an exercise price of $0.27 per share and sold 6,716 shares of common stock in open market transactions at a price of $16.50 per share.

   Except as otherwise described above and other than ordinary course purchases under the Virata Corporation Employee Stock Purchase Plan and ordinary course grants of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Virata or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Virata.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

   Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the applicable option plan and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

   Virata Corporation will incur compensation expense as a result of the transactions contemplated by the offer because the exercise price of all new options will equal to 85% of the market value of the common stock on the date we grant the new options. We will also require each option holder to tender all option grants that he or she received during the six months immediately prior to the date we cancel options accepted for exchange.

   We have determined that we will also incur compensation expense against our earnings if we grant any options to a tendering option holder between the date hereof and the date that we grant the new options. As a result, we will not grant any new options to a tendering option holder during the period prior to the date of the grant of the new options.

12. LEGAL MATTERS; REGULATORY APPROVALS.

   We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in section 6.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

   The following is a general summary of the material U.S. Federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

   If you exchange outstanding incentive or nonqualified stock options for new options, you will not be required to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. At the date of grant of the new options, you will not be required to recognize additional income for U.S. Federal income tax purposes. The grant of options is not recognized as taxable income. If you exchange incentive stock options and those options are accepted by us, the new options will be not be incentive stock options and will not be eligible for the favorable tax treatment applicable to incentive stock options.

   U.S. Federal Income Tax Consequences for Outstanding Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for new options.

   If you exchange your incentive stock options and we accept your options, any new options you are granted will not qualify as incentive stock options. While the exchange and cancellation of your incentive stock options will not give rise to any tax consequences, you should refer to the tax discussion below regarding " U.S.

Federal Income Tax Consequences of Non-Incentive Stock Options," because your new options will not be incentive stock options and may be subject to different tax treatment than your eligible options.

   Under current law you should not have realized taxable income when the incentive stock options were granted to you under the option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in your option plan and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

   If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised.

   If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

   If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

   U.S. Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will generally be entitled to a deduction equal to the amount of compensation income taxable to you.

   The subsequent sale of the shares acquired pursuant to the exercise of a non-incentive stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

   WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO COUNTRY STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14. CERTAIN TAX CONSEQUENCES FOR U.K. BASED EMPLOYEES.

   If you are a U.K. based employee of Virata or one of our subsidiaries, there are certain tax consequences and conditions of the offer that may apply depending on your tax status for U.K. tax purposes. WE STRONGLY RECOMMEND THAT YOU CONTACT YOUR PERSONAL TAX ADVISOR OR THE INLAND REVENUE TO ASSIST YOU IN DETERMINING YOUR U.K. TAX STATUS.

   If we accept and cancel the options you tender in connection with the offer, it is our understanding that the grant of the new options will not be a taxable event for U.K. income tax purposes. When you exercise your new options, you will be subject to U.K. income tax and, as discussed below, you may be subject to employee's National Insurance Contributions ("NIC") on the fair market value of Virata's shares at the time of exercise less the strike price of your new options.

   In April 1999, the U.K. Government made changes to the tax treatment on certain share options and introduced a NIC on the exercise of certain stock options. As a result of this, all new options received as a result of offer will be subject to both employee's and employer's NIC upon the exercise of the new options . The amount of the employee's and employer's NIC withholdings will be calculated by multiplying the applicable NIC rate by the difference between the fair market value of Virata's shares at the time of exercise and the strike price of your new options. Recent changes to this legislation have made it possible for the company and the employee to agree to transfer the employer's NIC charge to the employee. As a condition of this offer, if you are subject to U.K. tax on the date the new options are granted, the new option agreement between you and us will provide that you will accept the liability for and to pay the employer's NIC when you exercise the new options. Accordingly, if you are subject to U.K. tax and you elect to tender options for exchange, you must enter into a new option agreement in that will transfer the employer's NIC to you.

   You should note that you do not have to pay any employee's NIC if your total earnings in the tax year in which the options were exercised are above the upper NIC threshold (currently (Pounds) 27,820 for the 2000/2001 tax year). Moreover, any options that you currently hold that were granted to you on or after October 15, 2000 were subject to you agreeing to sign an election accepting the liability for and agreeing to pay the employer's NIC charge. All new options will be subject to both employee's NIC (if earnings are below the upper NIC threshold at the time of exercise) and employer's NIC. As mentioned above, if you are subject to U.K. tax on the date the new options are granted, you must agree to accept the liability for and agree to pay the employer's NIC on new options in order to receive your new options.

   The above information is a general summary only of certain of the U.K. income and social tax consequences of the exchange of options under the offer. This discussion is based on the U.K. legislation, regulations and administrative and judicial interpretations in force at the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the U.K. income and social tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. As such, we recommend that you consult your own tax advisor with respect to the U.K. income tax, National Insurance Contributions, and foreign tax consequences of participating in the offer.

   This offer to exchange has not been approved for the purposes of Section 57 of the Financial Services Act 1986 ("FSA") by a person authorized under the FSA. Accordingly, this offer to exchange may only be issued or passed on in the United Kingdom to persons who are of a kind described in article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or are persons to whom the offer to exchange may otherwise lawfully be issued or passed on.

15. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

   We may from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us by publicly announcing the extension and giving oral or written notice of the extension to the option holders and making a public announcement thereof. If the offer is extended, then the grant date of the new options will also be extended.

   We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

   Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

   Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Pacific time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

   If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

16. FEES AND EXPENSES.

   We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

17. ADDITIONAL INFORMATION.

   We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

     (a) Our Annual Report on Form 10-K for the year ended April 2, 2000, filed June 6, 2000, as amended by Form 10-K/A filed July 28, 2000;

     (b) Our Quarterly Reports on Form 10-Q for the quarters ended July 2, 2000 and October 1, 2000, filed August 16, 2000 and November 14, 2000, respectively;

     (c) Current Reports on Form 8-K and Form 8-K/A filed April 21, 2000, May 5, 2000, June 22, 2000, August 4, 2000, August 7, 2000, August 30, 2000,
  September 6, 2000, October 27, 2000, October 30, 2000, December 1, 2000, December 21, 2000 and January 24, 2001;

     (d) The description of our common stock contained in our registration statement on Form S-1/A filed on July 13, 2000, including all amendments or reports updating this description.

   These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

   450 Fifth Street, N.W.        7 World Trade Center          500 West Madison Street
   Room 1024                     Suite 1300                    Suite 1400
   Washington, D.C. 20549        New York, New York 10048      Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

   Our common stock is quoted on the Nasdaq National Market under the symbol "VRTA," and our SEC filings can be read at the following Nasdaq address:

    Nasdaq Operations
    1735 K Street, N.W.
    Washington, D.C. 20006

   We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

    Virata Corporation
    Attention: Steven Moore
    2933 Bunker Hill Lane, Suite 201
    Santa Clara, CA 95054
    telephone: (408) 566-1000
    facsimile: (408) 980-8250
    e-mail: smoore@virata.com

between the hours of 9:00 a.m. and 4:00 p.m., Santa Clara, California local time. As you read the documents listed in Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about Virata Corporation should be read together with the information contained in the documents to which we have referred you.

18. FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

   This offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Virata Corporation or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Actual results may differ materially. Due to increasing uncertainties in the our market, our degree of visibility on future revenues and earnings and associated confidence level in forecast information is less than in the past. Factors that might cause a difference include, but are not limited to, those relating to general business and economic conditions, evolving industry standards, the pace of development and market acceptance of our products, those of our customers and the DSL market generally, the rate of DSL deployments, commercialization and technological delays or difficulties, changes in customer order patterns and the product volume of such orders, the financial condition of our customers, risks of customer loss, the impact of competitive products and technologies, competitive pricing pressures, manufacturing availability and risks, dependence on third party suppliers, the uncertainties associated with international operations, the possibility of our products infringing patents and other intellectual property of third parties, risks due to limited protection of our intellectual property, product defects, costs of product development, our ability to attract and retain employees, the company's ability to extract value from acquisitions, manufacturing and government regulation and other risk factors listed from time to time in the reports and other documents Virata files with the Securities and Exchange Commission, including without limitation, the report on Form 10-Q for the quarter ended October 1, 2000. Virata assumes no obligation to revise or update the forward-looking statements contained in this offer to exchange to reflect events or circumstances after the date hereof.

   We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                          Virata Corporation

February 7, 2001

                                   SCHEDULE A

                             INFORMATION CONCERNING
                      THE DIRECTORS AND EXECUTIVE OFFICERS
                             OF VIRATA CORPORATION

   The directors and executive officers of Virata Corporation and their positions and offices as of February 2, 2001, are set forth in the following table:

       Name                                      Position and Offices Held
       ----                                      -------------------------
   Charles Cotton......................  President, Chief Executive Officer and
                                          Director (Principal Executive Officer)

   Andrew Vought.......................  Senior Vice President, Finance, Chief
                                          Financial Officer and Secretary
                                          (Principal Financial Officer and
                                          Principal Accounting Officer)

   Martin Jackson......................  Chief Technology Officer and Director

   Thomas Cooper.......................  Senior Vice President, Corporate
                                          Development

   Duncan Greatwood....................  Vice President, Marketing

   Dr. Hermann Hauser..................  Chairman of the Board

   Marco De Benedetti..................  Director

   Gary Bloom..........................  Director

   Bandel Carano.......................  Director

   Professor Andrew Hopper.............  Director

   Peter Morris........................  Director

   Patrick Sayer.......................  Director

   Giuseppe Zocco......................  Director

   The address of each director and executive officer is: c/o Virata Corporation, 2933 Bunker Hill Lane, Suite 201, Santa Clara, California 95054.

                               VIRATA CORPORATION

                     OFFER TO EXCHANGE OUTSTANDING OPTIONS
            TO PURCHASE SHARES OF COMMON STOCK OF VIRATA CORPORATION
              HAVING AN EXERCISE PRICE PER SHARE OF $18.50 OR MORE
                                      AND
             A VESTING SCHEDULE THAT IS NOT BASED ON OR SUBJECT TO
                        REVENUE-BASED PERFORMANCE GOALS
                                FOR NEW OPTIONS

                               ----------------

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
               AT 12:00 MIDNIGHT, PACIFIC TIME ON MARCH 7, 2001,
                    UNLESS THE OFFER IS EXTENDED BY VIRATA.

                               ----------------

   Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:

                               Virata Corporation
                            Attention: Steven Moore
                        2933 Bunker Hill Lane, Suite 201
                             Santa Clara, CA 95054
                           telephone: (408) 566-1000
                           facsimile: (408) 980-8250
                           e-mail: smoore@virata.com

                               ----------------

                                February 7, 2001